News Release

Trustmark Corporation Announces Completion
of Trust Preferred Securities Offering

Jackson, Miss. - August 21, 2006 - Trustmark Corporation (NASDAQ:TRMK) completed a private placement of $60 million of trust preferred securities on August 18, 2006, through a newly formed Delaware trust affiliate, Trustmark Preferred Capital Trust I. The trust preferred securities mature September 30, 2036, are redeemable at the Corporation’s option beginning after five years, and bear interest at a variable rate per annum equal to the three-month LIBOR plus 1.72%. Under applicable regulatory guidelines, these trust preferred securities qualify as Tier 1 capital.

The net proceeds from the sale of the trust preferred securities will be used by the Corporation to finance its merger with Republic Bancshares of Texas, Inc., which is expected to be completed at the close of business on August 25, 2006. This notice does not constitute an offer of any securities for sale.

Trustmark is a financial services company providing banking and financial solutions through over 145 offices and 2,600 associates in Florida, Mississippi, Tennessee and Texas. For additional information, visit our website at www.trustmark.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this document are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements relating to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things and encompass any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief included therein as well as the management assumptions underlying these forward-looking statements. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

These risks could cause actual results to differ materially from current expectations of Management and include, but are not limited to, changes in the level of nonperforming assets and charge-offs, local, state and national economic and market conditions, material changes in market interest rates, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, competition in loan and deposit pricing, as well as the entry of new competitors into our markets through de novo expansion and acquisitions, changes in existing regulations or the adoption of new regulations, natural disasters, acts of war or terrorism, changes in consumer spending, borrowings and savings habits, technological changes, changes in the financial performance or condition of Trustmark's borrowers, the ability to control expenses, changes in Trustmark's compensation and benefit plans, greater than expected costs or difficulties related to the integration of, or a material delay in closing of, the Republic Bancshares of Texas merger, greater than expected costs or difficulties related to the integration of new products and lines of business and other risks described in Trustmark Corporation's filings with the Securities and Exchange Commission.

Although Management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Trustmark undertakes no obligation to update or revise any of this information, whether as the result of new information, future events or developments or otherwise.

Trustmark Contacts:

Investors:
Zach Wasson	Joseph Rein
Executive Vice President and CFO	First Vice President
601-208-6816	601-208-6898

Media:
Gray Wiggers
Senior Vice President
601-208-5942